Exhibit 3.101

State of Delaware

Secretary of State

Division of Corporations

Delivered 04:16 PM 04/25/2006

FILED 04:01 PM 04/25/2006

SRV 060382619 - 4144174 FILE

CERTIFICATE OF INCORPORATION

OF

CHECKSMART FINANCIAL COMPANY

THE UNDERSIGNED, being a natural person for the purpose of organizing a corporation under the General Corporation Law of the State of Delaware, (the DGCL”) hereby certifies that:

FIRST: Name. The name of the Corporation is: CheckSmart Financial Company (the “Corporation”).

SECOND: Address. The address of the registered office of the Corporation in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, 19808. The name of its registered agent at such address is the Corporation Service Company.

THIRD: Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL, as from time to time amended.

FOURTH: Capitalization. The total number of shares of capital stock which the Corporation shall have authority to issue is one hundred (100) shares of common stock having a par value of $0.01 (the “Common Stock”).

FIFTH: Incorporator. The name and mailing address of the incorporator is Chad Streff, c/o Buckeye Check Cashing, Inc., 7001 Post Road, Suite 200, Dublin, Ohio 43016. Upon the filing of this Certificate of Incorporation, the incorporator will have no further authority, rights or obligations to the Corporation hereunder.

SIXTH: Director. Upon filing this Certificate of Incorporation, the name and mailing address of the person who is to serve as director is:

James H. Frauenberg, Sr.

c/o Buckeye Check Cashing, Inc.

7001 Post Road, Suite 200

Dublin, Ohio 43016

Telephone: 614-798-5900

Facsimile: 614-760-2601

SEVENTH: Amendments. In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in this Certificate of Incorporation, the Corporation may adopt, amend or repeal Bylaws by the vote of a majority of the board of directors of the Corporation, but any Bylaws adopted by the board of directors may be amended or repealed by the stockholders entitled to vote thereon. Election of directors need not be by written ballot.

EIGHTH: Director Exculpation. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or amendment of this Article Eighth by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation arising from an act or omission occurring prior to the time of such repeal or amendment. In addition to the circumstances in which a director of the Corporation is not personally liable as set forth in the foregoing provisions of this Article Eighth, a director shall not be liable to the Corporation or its stockholders to such further extent as permitted by any law hereafter enacted, including without limitation any subsequent amendment to the DGCL.

NINTH: Director and Officer Indemnification. The Corporation shall indemnify any person who was, is, or is threatened to be made a party to a proceeding (as hereinafter defined) by reason of the fact that he or she (i) is or was a director or executive officer of the Corporation or (ii) while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, to the fullest extent permitted under the DGCL, as the same exists or may hereafter be amended. Any repeal or modification of this Article Ninth, or change in law that purports to restrict the ability of the Corporation to indemnify or award expenses as permitted in this Article Ninth, shall not adversely affect any right or protection hereunder in respect to any act or omission occurring prior to the time of such repeal, modification or change of law, as the case may be. Such right shall include the right to be paid by the Corporation expenses incurred in defending any such proceeding in advance of its final disposition to the maximum extent permitted under the DGCL, as the same exists or may hereafter be amended. Neither the failure of the Corporation (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) to have made its determination prior to the commencement of such action that indemnification of, or advancement of costs of defense to, the claimant is permissible in the circumstances nor an actual determination by the Corporation (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) that such indemnification or advancement is not permissible shall be a defense to the action or create a presumption that such indemnification or advancement is not permissible. In the event of the death of any person having a right of indemnification under the foregoing provisions, such right shall inure to the benefit of his or her heirs, executors, administrators, and personal representatives. The rights conferred above shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, by-law, resolution of stockholders or disinterested directors, agreement, or otherwise.

The Corporation may additionally indemnify any other officer, employee or agent of the Corporation or other person to the fullest extent permitted by law.

As used herein, the term “proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit, or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Incorporation on this 25th day of April, 2006.

/s/ Chad Streff
Chad Streff
Sole Incorporator